Exhibit 99.1

NEWS RELEASE

NYSE EURONEXT ENTERS INTO NEW CLEARING ARRANGEMENTS

WITH LCH.CLEARNET

LIFFECLEAR SERVICE ANTICIPATED TO COMMENCE FIRST

QUARTER 2009

Amsterdam, Brussels, Paris, Lisbon, London, New York, 31 October 2008 – NYSE Euronext (NYX) today announces that its derivatives subsidiary, LIFFE Administration & Management (“LIFFE”), is to take full responsibility for clearing activities in its London market, subject to regulatory approval, with the target of beginning operations in the first quarter of 2009.

To achieve this, LIFFE will become a self-clearing Recognised Investment Exchange and will outsource certain clearing functions to LCH.Clearnet Ltd. (“LCH.Clearnet”). LIFFE has entered into binding agreements with LCH.Clearnet to terminate its current clearing arrangements and to establish the new arrangements, known as “LiffeClear”.

As part of the termination of its current clearing arrangements with LCH.Clearnet, NYSE Euronext will make a one-time €260 million payment to LCH.Clearnet. It is expected that the transaction will have a positive impact on earnings from 2009.

Hugh Freedberg, Group Executive Vice President and Head of Global Derivatives at NYSE Euronext, said: “LiffeClear creates a new clearing solution that better suits LIFFE in today’s market environment. For NYSE Euronext, LiffeClear will enable competition against LIFFE’s vertically-integrated international peers on a more level playing field. For LCH.Clearnet, it means no disruption to its default backing arrangements and reaffirms its long-term relationship with LIFFE. Together, NYSE Euronext and LCH.Clearnet have created new, efficient and cost effective clearing arrangements that will benefit members and provide a strong basis for future innovation.”

Under the LiffeClear arrangements, LIFFE will become central counterparty to its own contracts. The clearing guarantee arrangements and related risk functions will be outsourced to LCH.Clearnet, which will remain responsible for defaulting member positions, applying LCH.Clearnet regulation and resources to the resolution of such a default.

For clearing members, there will only be de minimis operational changes. Clearing members will benefit from the investments LIFFE will be making in its post-trade services, from increased innovation by LIFFE and from the stronger competitive offering that LiffeClear will afford LIFFE, all without losing the fundamental backing of LCH.Clearnet.

LiffeClear will enable NYSE Euronext, though LIFFE, to enter the clearing business, allow direct investment in clearing technology and services, and improve both the opportunity to innovate and time to market for innovation. In addition, control over its clearing operations will position LIFFE to collaborate closely with NYSE Liffe, the new NYSE Euronext U.S. futures affiliate.

LIFFE and LCH.Clearnet have been liaising with FSA with respect to the new clearing arrangements. Commencement of LiffeClear operations remains subject to FSA’s approval.

For more information, please contact:
Amsterdam:	+31 20 550 4488
Brussels:	+32 2 509 1392
Lisbon:	+351 217 900 000
London:	+44 20 7379 2789
Paris:	+33 1 49 27 11 33
New York:	+1 212 656 4089

About NYSE Euronext

NYSE Euronext (NYX) is the world’s leading, most liquid and diverse exchange group. It offers a broad and growing array of financial products and services in cash equities, futures, options, exchange-traded products, bonds, market data, and commercial technology solutions, all designed to meet the evolving needs of issuers, investors and financial institutions. Spanning multiple asset classes and six countries, NYSE Euronext’s exchanges include the New York Stock Exchange, Liffe, Euronext and NYSE Arca. With more than 6,500 listed issues, more than any other exchange group, trading on NYSE Euronext’s equity markets represents more than one-third of the world’s cash equities volume. NYSE Euronext is part of the S&P 500 index and the only exchange operator in the S&P 100 index. For more information, please visit www.nyx.com.

LIFFE is the global derivatives business of NYSE Euronext. LIFFE offers an unrivalled range of global futures and options products, which are made available to customers in over thirty countries worldwide on its state-of-the-art trading platform, LIFFE CONNECT®. Every day business in derivatives on equities and interest rates, indices and commodities with an underlying value of over £1,700 billion changes hands on LIFFE – or £23m every second – making LIFFE the world’s second largest derivatives exchange, by value of transacted business. Since 2004, average annual growth in volume stands at 20%.